Exhibit 3(i)(A)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                                RESTATED CHARTER
                                       OF
                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                UNDER SECTION 1206 OF THE NEW YORK INSURANCE LAW
                 AND SECTION 805 OF THE BUSINESS CORPORATION LAW


The undersigned, being the Chairman of the Board of Directors and the Vice President, Secretary and General Counsel of Allstate Life Insurance Company of New York, do hereby certify and set forth:

{1} The name of the corporation is Allstate Life Insurance Company of New York. The corporation was previously named PM Life Insurance Company. The name under which the corporation was originally incorporated was Financial Life Insurance Company.

{2} The Charter of the corporation was filed with the New York State Insurance Department on January 25, 1967. The Charter was restated (pursuant to
     Section 1206 of the Insurance Law and Section 807 of the Business Corporation Law) on May 16, 1978.

{3} The Restated Charter of Allstate Life Insurance Company of New York is hereby amended, pursuant to Section 801 (b) (7) of the Business Corporation Law, to amend the Ninth Article to increase the total capital from Two Million Dollars ($2,000,000) to Two Million Five Hundred Thousand Dollars ($2,500,000) by increasing the aggregate number of shares which the corporation shall have authority to issue from 80,000 to 100,000. The amendment will read as follows:

     NINTH: The amount of capital of the corporation shall be Two Million Five Hundred Thousand Dollars ($2,500,000) and shall consist of one hundred thousand (100,000) shares, par value twenty-five dollars ($25.00) per share."

{4} The Certificate of Amendment of the Restated Charter was approved by the Board of Directors at a Special Meeting which was held October 29, 1999 and by written consent, dated October 29, 1999, of the sole holder of all outstanding shares of the Corporation entitled to vote thereon.






     IN WITNESS WHEREOF, the undersigned has executed and signed this Certificate of Amendment and affirmed it as true under penalty of perjury this 17th day of December, 1999.



                                    -----------------------------
                                    LOUIS G. LOWER, II
                                    Chairman of the Board of Directors


------------------------------
MICHAEL J. VELOTTA
Vice President, Secretary
 and General Counsel



Sworn to before me this 17th day of December, 1999.


--------------------------
Ingrid Bohlender
Notary Public